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Exhibit 23.5

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, ChevronTexaco Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ChevronTexaco Corporation of our report dated February 8, 2001 relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 2000 and 1999 and the related combined statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears on page C-5 of ChevronTexaco Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

                                                                     /s/ KPMG


                                                                      KPMG

Singapore
October 30, 2001


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